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Exhibit 10.22

FORM OF EMPLOYMENT AGREEMENT OF JOHN M. PELLY

        The information contained in this document constitutes a written statement of the terms of your employment in accordance with the requirements of the Employment Protection (Consolidation) Act 1978, as amended.

        This agreement is made on lst August 1988 and is between

Full Name	JOHN MARRIOTT PELLY
and
Company	WILLIS FABER & DUMAS LIMITED

        The main terms and conditions of your employment are set out below. For further details please refer to the Staff Handbook.

Date Continuous Employment Begins
31st JANUARY 1972

Employment prior to this date with any previous employer does not count as part of your employment with the Company. This date is not necessarily the date used to determine your entitlement to certain employee benefits e.g. the Willis Faber Pension Scheme or Group Profit Share Scheme.
Current Job Title
DEPUTY CHAIRMAN

You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable, on terms and conditions no less favourable than those set out in this document.
Location	10 TRINITY SQUARE, LONDON You may be transferred to any other office providing that in the reasonable opinion of the Company it does not necessitate you having to move home address.
Salary	£ per annum (subject to annual review) Your salary will be paid monthly in arrears by direct transfer to your bank account. Your salary will be reviewed annually.
Hours of Work
9.00 am (or 9.30 am) to 5.00 pm (or 5.30 pm) Monday to Friday each week excluding public holidays with one hour (or at least 30 minutes if your hours of work are governed by the Flexible Working Hours Scheme in Ipswich) for lunch to be taken at a time agreed with your Manager or Director. If your hours of work are different from this you will be advised separately. You will be expected to work such additional hours as are necessary to meet the demands of the business.
Your Obligations	During your normal hours of work you must devote the whole of your time, attention and ability to the business of the Company and at all times promote the interests and general welfare of the Group.

1

If you are in grade 9 or above then whilst this contract is in force you may not take any outside employment without the prior written agreement of your Managing Director.

During and after the termination of this contract you may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information concerning the Company's business or operations, its clients or prospective clients. You must keep with inviolable secrecy all matters entrusted to you. These matters include but are not limited to details of clients, prospective clients, consultants, underwriters, or potential underwriters, product and/or cover details, premiums, commissions, specific cover arrangements or terms of business.
Pension Scheme	Subject to the rules of the Willis Faber Pension Scheme you will be eligible to join the Scheme provided you work at least 15 hours a week and have reached age 21. Details are in the Staff Handbook.
For members of the Pension Scheme there is a Contracting-Out certificate in force in respect of this employment.
Absence From Work	If you are unable to attend the office for any reason you should follow the procedure contained in the Staff Handbook which also explains your entitlement to payments whilst you are absent.
All full time permanent employees are automatically included in the Group's Long Term Disability Scheme.
Medical Examination	The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company's expense.
Holidays	Details of your holiday entitlement are set out in the Staff Handbook.
Employee Benefits	The details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Staff Handbook.

2

Termination of Employment	You may terminate your employment by giving written notice as follows:-
Grade 1 - 8 inclusive
Up to 4 weeks continuous service	—	1 week
Over 4 weeks continuous service	—	4 weeks
Grades 9 - 13 inclusive	—	3 months
Grades 14 - 15 inclusive	—	6 months
If your employment is terminated by the Company you will receive written notice as follows:-
Grades 1 - 8 inclusive
Up to 4 weeks continuous service	—	1 week
Up to 4 years continuous service	—	4 weeks
From 5 to 12 years continuous service	—	1 week for each year of completed service
Over 12 years continuous service	—	12 weeks
Grades 9 - 13 inclusive	—	6 months
Grades 14 - 15 inclusive	—	12 months
This agreement will automatically terminate at your Normal Pension Date.
Performance Improvement Procedure Disciplinary Procedure, Appeals Procedure and Grievance Procedure	Details of these procedures are contained in the Staff Handbook.

        This Agreement cancels any existing arrangement between you and the Company of any subsidiary or associated Company of Willis Faber p.l.c.

Signed for and on behalf of the Company                                        /s/ J. WRIGHT

        I have read and understood the Terms and Conditions stated in this Contract of Employment document and I confirm my acceptance of them.

Signed                                                                         /s/ J.M. PELLY

Date: 9 November 1988

3

DEED OF CONFIDENTIALITY AND
POST-TERMINATION RESTRICTIONS

THIS DEED dated the 27th day of January 1999

BETWEEN

J M PELLY
37 Albert Bridge Road
London SW11 4PX

("the Executive")

AND

WILLIS FABER & DUMAS LIMITED whose registered address is at Ten Trinity Square, London EC3P 3AX ("the Company")

WHEREAS

A.
The Executive is engaged by the Company in a position in which the carrying out of his duties of employment will bring him into contact with trade secrets, proprietary and confidential information belonging to the Company or other companies in the Group and both parties recognise that if such information is disclosed, misused or otherwise disseminated without proper authority, it may cause the Company or other companies in the Group substantial, financial loss and commercial damage.

B.
The parties further acknowledge that in order to protect the Company's goodwill and business connections it is reasonable for the Executive to undertake and covenant in the terms set out below.

IN CONSIDERATION of his continued employment with the Company and participation in the Management and Employee Shareholders' and Subscription Agreement dated 18 December 1998 the Executive hereby undertakes and covenants as follows:

1.    Duty of Confidence

        During and after termination of his employment, the Executive must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by the Executive. This includes but is not limited to information concerning the Company's business, operations, products, markets, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed or becoming known to the Executive in the course of his employment. This duty also applies to any information that is or may be price sensitive in relation to the share price of Willis Corroon Group plc or any of the Group's Clients.

        The provisions of the Staff Handbook concerning Confidentiality of Information (as set out in the Code of Conduct) are hereby incorporated herein.

2.    Non-Solicitation/Dealing with Clients

        The Executive shall not without the prior written consent of the Company for a period of 12 months after the Termination Date, other than after the wrongful termination of his employment by the Company, whether on behalf of himself or any other person, firm or company in competition with the Business:

  (i)
  directly or indirectly solicit business from; or

  (ii)
  seek to procure orders from; or

  (iii)
  transact or handle business or otherwise deal with; or

  (iv)
  approach, canvass or entice away from the Company or any other company in the Group with which he has become associated the business of any Client with whom or with which the Executive has personally dealt in the course of his duties at anytime during the 12 months prior to the Termination Date.

The period of the restrictions set out in this paragraph 2 shall be reduced after the Termination Date by a period equal in length to any period of lawful suspension from the Executive's duties or exclusion from any premises of the Company during any period of notice. Where the Executive's contract of employment validly reserves the right for the Company to require the Executive to work out the notice period from home or undertake different duties within the office, that term shall apply. Otherwise, the provision set out in paragraph 6 below shall apply.

3.    Non-Solicitation of Prospective Clients

        The restrictions set out in sub paragraphs (i) and (ii) of paragraph 2 above shall apply as if the references to the "Prospective Client" were substituted for references to the "Client".

4.    Non-Poaching of Employees

        The Executive shall not for a period of 6 months after the Termination Date directly or indirectly induce or seek to induce any employee of the Company or of any other company in the Group of an equivalent seniority or status or above with whom the Executive has worked in the 12 months preceding the Termination Date to leave his or her employment where the departure of such employee (whether alone or in conjunction with the departure of other employees who are members of a team in which the Executive performed duties) is intended to be for the benefit of the Executive or his new employer or any other organisation carrying on a business in competition with the Business.

5.    Separate Restrictions

        Each of the above restrictions constitutes an entirely separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the remaining covenants.

6.    Rights during the Notice Period (Garden Leave)

        The Company shall not be obliged to provide the Executive with work at any time after notice of termination is given by either party and the Company may in its absolute discretion take one or more of the following steps in respect of all or part of any unexpired period notice:

  (i)
  require the Executive to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the Company;

  (ii)
  assign the Executive to such other duties as the Company shall in its absolute discretion determine; and

  (iii)
  withdraw any powers invested in the Executive or suspend or vary any duties or responsibilities assigned to the Executive.

7.    Definitions

        For the purpose of the restrictions set out above the following definitions shall apply:-

        "Business" means the business of a type carried on by the Company or by any other company in the Group at the Termination Date, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.

        "Client" means any person, firm, company or other organisation who or which as at the Termination Date or at any time during the 12 months prior to that date:-

  (i)
  gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or

  (ii)
  is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or

  (iii)
  is an insured or reassured or an Intermediary having influence over the introduction or facilitation or securing of the Business with the Company or any other Company in the Group

        "Group" means the Company and any holding company or subsidiaries of the Company or any such holding company from time to time.

        "Intermediary" means any person firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.

        "Prospective Client" means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period, up to the Termination Date for the supply of services by the Company or any other company in the Group in relation to the Business.

        "Termination Date" means the date the Executive's employment ends.

8.    Prevailing Agreement

        This Agreement supercedes all other agreements in connection with the subject matter hereof.

9.    Governing Law

        This Agreement is governed by and shall be construed in accordance with the laws of England.

THIS AGREEMENT HAS BEEN EXECUTED AS A DEED AND IS DELIVERED on the date which first appears on this Agreement.

SIGNED and EXECUTED as a	)	/s/ J.M. PELLY
DEED by J.M. PELLY	)	/s/ S.L. PRESTON
in the presence of Mrs. S.L. PRESTON	)
EXECUTED as a DEED by	)
WILLIS FABER & DUMAS LIMITED	)
Director	)	/s/ R.J.S. BUCKNALL
Company Secretary	)	/s/ M.P. CHITTY

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  Exhibit 10.22
FORM OF EMPLOYMENT AGREEMENT OF JOHN M. PELLY
DEED OF CONFIDENTIALITY AND POST-TERMINATION RESTRICTIONS